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                            October 13, 2020

       Oliver P. Peoples
       President & Chief Executive Officer
       Yield10 Bioscience, Inc.
       19 Presidential Way
       Woburn, Massachusetts 01801

                                                        Re: Yield10 Bioscience,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 8,
2020
                                                            File No. 333-249388

       Dear Dr. Peoples:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Megan N. Gates